Exhibit 99.1
November 8, 2005
Mr. Bartholomew Palmisano, Sr.
Chairman, President and Chief Executive Officer
OCA, Inc.
3850 N. Causeway Blvd. Ste. 1040
Metairio, LA 700002
Dear Mr. Palmisano:
This will confirm our verbal advice to you on November 7, 2005 that the Exchange staff has determined that the Common Stock of OCA, Inc. (the “Company”) should be removed from the list. The Exchange made a public announcement of this decision on November 8, 2005. A copy of the press release is attached. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE’s staff decision.
The suspension decision was reached in view of the following news announcements.
On Nov. 7, 2005, the company announced that its independent auditors, PriceWaterhouseCoopers LLP (“PWC”) had resigned. In the letter by PWC, dated Nov. 1, 2005, the auditors stated that they believed that OCA had not taken timely and appropriate remedial actions in response to the discovery of potential illegal acts at OCA related to alleged alterations of records provided to OCA’s contract internal auditors, current independent registered public accountants and prior independent accountants from January 2000 through May 2005, which alleged alterations were disclosed in a Form 8-K filed by OCA with the Securities and Exchange Commission on June 7, 2005. PWC further stated that it believed such failure compromised the ability to complete a thorough and independent investigation into these alleged illegal acts. The NYSE noted from the filing that OCA takes serious issue with the propriety of the PWC letter because, among other things, procedural concerns and certain characterizations of remedial actions.
On Nov. 4, 2005 in a Form 8-K filing, the company announced that Hurricanes Katrina, Rita and Wilma and other recent events had placed constraints on its cash flows and it has addressed those constraints by discontinuing funding of non-core operations and more actively managing cash on a daily basis. The company’s waiver from its lenders expired on Oct. 31, 2005, and at present no extension has been granted. Its lenders reserve the right to accelerate the debt, demand payment and exercise other remedies in the credit agreement.

Mr. Bartholomew Palmisano, Sr.
OCA, Inc.
November 8, 2005
Page 2.
The company had announced previously in June 2005 that it identified certain errors in its calculation of patient receivables reported during 2004. Due to these errors, the Audit Committee of the company’s Board of Directors concluded that the financial statements included in the company’s Quarterly Reports on Form l0-Q for each of the first, second and third quarters of 2004 should no longer be relied upon and must be restated. The company’s Board of Directors also appointed a Special Committee of the Board to review certain journal entries recorded in the company’s general ledger, the circumstances in which they originated and their impact on the company’s financial statements. The company had identified certain journal entries that it believed were entered into the revenue, fixed assets and intangible asset accounts in the company’s general ledger during 2000 and 2001 in error. The Special Committee of the Board had appointed independent counsel and certain independent accounting advisors to investigate. The initially appointed independent counsel resigned within the last two months and has been replaced by new counsel.
In addition, the NYSE notes that the company has not filed its Form 10-K for the fiscal year ended Dec. 31, 2004, or any of its quarterly reports for fiscal 2005. The company has informed the NYSE that it does not believe that it will be able to file its Dec. 31, 2004 Form 10-K during the nine-month period from the filing due date in accordance with the NYSE’s requirements. The NYSE has determined that because of the continued uncertainty regarding the timing and ability of the company to complete its investigation, restatement, audit and filings that any additional trading period is not appropriate.
The NYSE notes that it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in light of all pertinent facts whenever it deems such action appropriate. In addition, the NYSE may, at any time, suspend a security if it believes that continued dealings in or listing of the security on the NYSE are not advisable. In light of all the circumstances involving the company, the NYSE has determined that the company’s common stock is no longer suitable for continued listing on the NYSE.

Mr. Bartholomew Palmisano, Sr.
OCA, Inc.
November 8, 2005
Page 3.
Under the Exchange’s delisting procedure, a copy of which is enclosed, the Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange, provided a written request for such a review is filed with the Assistant Corporate Secretary of the Exchange, Ms. May Yeager, 11 Wall Street, New York, NY 10005, within ten business days after receiving this notice. Such written request must state with specificity the grounds on which the Company intends to challenge the determination of the Exchange staff, must indicate whether the issuer desires to make an oral presentation to the Committee, and must be accompanied or preceded by payment of a non-refundable appeal fee in the amount of $20,000.
Please call Glenn Tyranski at (212) 656-5142 or Karalene Gayle at (212) 656-6864 if you wish to discuss this further.
Sincerely,
/s/ R. Ketchum

c:	Glenn Tyranski, NYSE Antonio Aliberti, NYSE
Enclosures